Exhibit 10.11
CONSULTING SERVICES AGREEMENT
     This Consulting Services Agreement (this “Agreement”) is made and entered into and effective as of the 30th day of May, 2006, by and between Lorenzo Lamadrid (“Consultant”) and Synthesis Energy Systems, Inc. (“SES”), a Delaware corporation.
W I T N E S S E T H:
     WHEREAS, SES desires to secure the services of Consultant as non-executive Chairman of SES (the “Services”).
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
(1)	Term: This Agreement will commence on August 1, 2006, and shall extend through July 31, 2010 (the “Term”). At the expiration of the Term, SES shall have no further obligation to Consultant other than payment of any earned and unpaid compensation under Section 3, and Consultant shall have no further obligation to SES except as set forth in Sections 4, 5 and 8. Notwithstanding anything to the contrary contained in this Section 1, the Agreement shall terminate immediately under the provisions of Section 14 at such time as those provisions become applicable.

(2)	Services: During the Term, Consultant shall devote at least twenty (20) hours per week of his time, energies and talents to serving as Chairman of SES in the best interests of SES, and to perform the duties assigned to him by the Board of Directors of SES (the “Board”) faithfully, efficiently and in a professional manner. Consultant warrants that the Services to be provided hereunder will not cause a conflict with any other duties or obligations of Consultant to third parties, including, without limitation, Great Point Energy.

(3)	Compensation:
A.	Payment Terms. SES shall pay Consultant for performance of the services requested by SES under this Agreement (“Fees”) as follows:

(i)	The base sum of $5,000 per month, payable at the end of each month during the Term (except that during the first and last month of the Term, the base sum shall be paid on a pro rata basis, determined by a fraction the numerator of which is the number of business days Consultant worked during such month and the denominator of which is the number of business days in such month).

(ii)	Consultant shall be reimbursed by SES for all reasonable business, promotional, travel and entertainment expenses incurred or paid by Consultant during the Term in the performance of his services under this Agreement: (i) provided that such expenses constitute business deductions from taxable income for SES and are excludable from taxable income to Consultant under the governing laws and regulations of the Internal Revenue Code; (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by SES and are not in violation of SES’s expense reimbursement policies; and (iii) provided that Consultant provides SES with the corresponding expense reports in a timely manner consistent with SES’s policies. Notwithstanding the foregoing, in the event of extraordinary or unusual expenses, Consultant shall first obtain the Chief Executive Officer’s prior written approval prior to incurring such expenses. In order that SES reimburse Consultant for such allowable expenses, Consultant shall furnish to SES, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as SES may from time to time reasonably request.

B.	Compensation Committee. During the Term, Consultant’s Fees shall be reviewed by the Compensation Committee of the Board, which shall be established by the Board and consist of at least two (2) non-employee directors (the “Compensation Committee”), on or before each anniversary of the Commencement Date to determine whether an increase in Consultant’s rate of compensation is appropriate.
(4)	Confidentiality Of SES’s Business: : Consultant acknowledges that SES’s business is highly competitive and that SES’s books, records and documents, SES’s strategy, technical and commercial information concerning its projects, products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning SES’s customers and business affiliates, and any information about or obtained in connection with the Gas Technologies Institute, all comprise confidential business information and trade secrets of SES (“Confidential Information”) which are valuable, special, and unique proprietary assets of SES. Consultant further acknowledges that protection of SES’s Confidential Information against unauthorized disclosure and use is of critical importance to SES in maintaining its competitive position. Accordingly, Consultant hereby agrees that he will not, at any time during or after the term of this Agreement, make any disclosure of any Confidential Information, or make any use thereof, except for the benefit of, and on behalf of, SES and with SES’s prior consent. However, the Consultant’s obligation under this Section 4 shall not extend to information, which is or becomes part of the public domain or is available to the public by publication or otherwise than through the Consultant or its agents. The provisions of this Section 4 shall survive the termination of this Agreement for a period of two (2) years from such date. Money damages would not be sufficient remedy for any breach of this Section 4 by the Consultant, and SES shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 4 by the Consultant, but shall be in addition to all remedies available at law or in equity to SES including the recovery of damages from the Consultant.

(5)	Conflict of Interest: Consultant agrees to use his best efforts, skill and abilities so long as his services are retained hereunder to promote the best interest of SES and its business, and shall not engage in any other consulting work or services that may conflict with SES’s interest.

(6)	Independent Contractor:
A.	The parties hereto agree that the services rendered by Consultant in the fulfillment of the terms and obligations of this Agreement shall be as an independent contractor and not as an employee, and with respect thereto, Consultant is not entitled to the benefits provided by SES to its employees including, but not limited to, group insurance and participation in SES’s employee benefit and pension plans (this provision is not applicable to and does not limit, the benefits earned by Consultant, or to which Consultant is entitled, by reason of Consultant’s prior employment by SES or an affiliate). Further, Consultant is not an agent, partner, or joint venturer of SES.

Consultant shall not represent himself to third persons to be other than an independent contractor of SES, nor shall he permit himself to offer or agree to incur or assume any obligations or commitments in the name of SES or for SES without the prior written consent and authorization of the Board of Directors or authorized officer of SES. Consultant warrants that the services to be provided hereunder will not cause a conflict with any other duties or obligations of Consultant to third parties. Consultant shall not subcontract or assign any of the work to be performed hereunder without obtaining the prior written consent of SES, provided, however, nothing contained herein shall prohibit Consultant from incorporating and rendering services hereunder as a corporation.

B.	Consultant shall be responsible for payment of all taxes including central and local taxes arising out of the Consultant’s activities in accordance with this contract, including by way of illustration but not limitation, Personal Income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fees as required.
(7)	Notices: All notices required or permitted by the terms hereof shall be sent by Certified Mail to the following addresses if sent to Consultant or SES:

If to Consultant:	Lorenzo C. Lamadrid
1424 West 28th Street
Miami Beach, Florida 33140
Tel: (305) 674-0093
Fax: (305) 674-0096

If to SES:	Synthesis Energy Systems, Inc
6330 West Loop South, Suite 300
Houston, Texas 77401
Attn: Timothy E. Vail, Chief Executive Officer
Tel: (713) 898 — 0444
Fax: (713) 979 — 9341
(8)	Work Product: The Consultant agrees that all Work Product (as defined below) is work made for hire and/or if not work made for hire, is automatically, immediately and irrevocably assigned to and will become the sole property of SES, including all right, title and interest and goodwill relating thereto of whatever kind or nature, without any further remuneration or compensation to the Consultant. The Consultant agrees and does hereby irrevocably and automatically assign to SES as SES’s exclusive property, the Consultant’s entire right, title and interest in and to all Work Product and all goodwill associated therewith or related thereto. All right, title and interest in and to the foregoing shall be vested in SES immediately upon development, conception or reduction to practice. The Consultant further agrees that, when requested, the Consultant will, without charge to SES, but at SES’s expense, sign all papers and do all other acts which may be necessary, desirable or convenient in connection with the foregoing and for the securing and maintaining of patents, copyrights and legal protection for the foregoing and for the vesting of title in and to the foregoing to SES. SES is irrevocably designated by the Consultant as the Consultant’s attorney-in-fact to do all such things and execute all such documents as may be reasonably necessary to effectuate the foregoing. The Consultant represents and warrants that all Work Product disclosed to SES by the Consultant in connection with the services furnished to SES are not confidential or proprietary and shall be acquired by SES without any restrictions as part of the consideration for this Agreement. The Consultant represents and warrants that the Work Product disclosed to SES will not be confidential or proprietary to any other person, firm or corporation. “Work Product” means any and all methods, procedures, processes, formula, techniques, works of authorship, innovations, works, discoveries, concepts, products, properties, compositions, improvements, systems, software, inventions, designs, formulations, drawings, notes, analyses, records, plans, specifications, data, patents, copyrights, trademarks, intellectual property, proprietary information, writings, sketches, specifications, technology, knowledge, ideas, ideas developed, ideas conceived and ideas reduced to practice and other data, things and information of any nature whatsoever in whole or in part prepared and/or written and/or contributed and/or conceived and/or developed and/or reduced to practice and/or produced and/or discovered by the Consultant or resulting from or suggested by (directly or indirectly and/or in whole or in part) any of the foregoing (alone or with others) that relate to the Services being performed by Consultant during the Term or any Renewal Term.

(9)	Waiver: Failure of SES at any time to require performance by Consultant of any provision hereof shall in no way affect the right of SES hereafter to enforce the same. Nor shall any waiver by SES of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of this provision itself. Consultant shall not plead or set up as a defense to enforcement of this contract, laches or any statute of limitations.

(10)	Applicable Law: This Agreement is governed by the internal laws of the State of Delaware, USA without regard to the choice of law provisions therein.

(11)	Severability: It is the desire and intent of the parties that the terms, provisions and covenants contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision or covenant or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision or covenant shall be construed in a manner as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person or circumstances, other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

(12)	Successors And Assignment: This Agreement shall be binding upon and shall inure to the benefit of any person, corporation or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of SES by purchase, merger, consolidation or by any other means whatsoever, whether direct or indirect. SES shall be entitled to freely assign this Agreement without the prior consent of Consultant, provided that SES notifies Consultant in writing of such assignment. This Agreement and the Consultant’s rights and obligations hereunder shall not be assignable by Consultant without the prior written consent of SES.

(13)	Subsidiary and Affiliate: “SES” as used in this Agreement, shall include any entity which owns or controls, is owned or controlled by, or is under common control or ownership with, SES.

(14)	Termination of Consulting Arrangement: This Agreement shall terminate, and all compensation under paragraph (3) shall cease, in the event any of the following occurs:
A.	If Consultant fails to perform any one or more of Consultant’s duties and responsibilities under this Agreement or commits any other breach thereof; provided that, regarding such breach SES shall consult in good faith with and provide an opportunity for Consultant to be heard prior to effecting any termination under this subparagraph and that failure to do so shall prevent any termination of this Agreement by SES under this subparagraph.

B.	Consultant or SES may terminate this Agreement at any time for any other reason by furnishing the other party with ninety (90) days’ advance notice of such termination.
(15)	Other Agreements/Modifications:
A.	This Agreement modifies and supersedes all other preceding agreements between the parties and constitutes the entire agreement of the parties regarding the performance of services on behalf of SES by the Consultant.

B.	This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms and conditions hereof may be waived only by a written instrument executed by both parties hereto or, in the case of a waiver, by the party waiving compliance.

C.	CONSULTANT AND SES EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO AND THE PREVAILING PARTY IN SUCH ACTION SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND COSTS INCURRED TO ENFORCE ANY OF ITS RIGHTS HEREUNDER.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.
SYNTHESIS ENERGY SYSTEMS, INC.

By:	/s/ Timothy E. Vail Timothy E. Vail, Chief Executive Officer

/s/ Lorenzo C. Lamadrid
LORENZO C. LAMADRID